                                                                     EXHIBIT 99
                             [CONCORD CAMERA LOGO]



CONTACT:                   OR         LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                  The Equity Group, Inc.
Brian King                            Robert Goldstein           (212) 371-8660
Senior Executive Vice President       Devin Sullivan             (212) 836-9608
(954) 331-4200


                              FOR IMMEDIATE RELEASE
           CONCORD CAMERA CORP. ANNOUNCES RESULTS AND RECORD SALES FOR
             THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 29, 2003


HOLLYWOOD, FLORIDA - May 9, 2003 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ National Market: LENS) today reported financial results for the third quarter and nine months of fiscal 2003 ended March 29, 2003 (see attached tables).

Third Quarter Comparison

For the third quarter ended March 29, 2003, net sales were $36.2 million, a 37% increase over the same quarter last year. Net income was $1.3 million, or $0.04 per diluted share. This compared to net sales of $26.4 million, and a net loss of $(3.3) million, or $(0.12) per share, for the third quarter of the prior fiscal year.

Commenting on the financial results, Ira B. Lampert, Concord's Chairman, Chief Executive Officer and President, said, "Concord's net sales for the third quarter of fiscal 2003 of $36.2 million exceeded the high end of the range ($32 to $35 million) of guidance announced in January and last year's third quarter sales of $26.4 million by 37%. Third quarter sales also set a Company record by exceeding sales in any prior third quarter, historically the Company's weakest quarter. Net income was $1.3 million versus guidance of breakeven. However, during this quarter net income was positively impacted by the resolution of a previously disclosed disputed claim with a Design and Manufacturing Services ("DMS") customer. The resolution resulted in a net after tax benefit of $2.0 million from a $2.2 million pretax reduction of cost of products sold.

Mr. Lampert also said, "Sales from our Retail Sales and Distribution ("RSD") business for the third quarter of fiscal 2003 were $23.1 million, an increase of $5.4 million, or 30.8%, and accounted for 64% of total sales. This growth was in large part due to new digital product sales, Polaroid branded single use and traditional cameras, new accounts and organic growth from existing accounts due to sell through and new product introductions. Sales from our DMS business were $13.1 million, an increase of $4.4 million, or 50.2%, and accounted for 36% of total sales. This increase was in part due to a new single use camera being manufactured for Eastman Kodak Company ("Kodak") under a new supply agreement entered into in September 2002.

Mr. Lampert continued, "We are very pleased with the increased market penetration we experienced with our digital cameras both in our RSD and DMS businesses. This increased penetration was primarily a result of opening new accounts, growth in existing accounts and increased digital camera product offerings. During the first three quarters of 2003, we offered for sale thirteen
(13) Concord branded digital camera models ranging from simple VGA to four megapixel products.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 29, 2003
May 9, 2003
Page 2



"Our sales of digital cameras during the third quarter of fiscal 2003 were $6.3 million compared to $3.6 million in the same period last year, an increase of $2.7 million or 75%. For the first three quarters of fiscal 2003, digital camera sales increased $40.1 million over the same period in fiscal 2002, that is $48.6 million versus $8.5 million. Digital camera sales are the primary reason why our sales have increased over 30% this fiscal year."

"Gross profit for the third quarter of fiscal 2003 was $8.4 million, or 23.2% of net sales, versus $1.8 million, or 6.8% of net sales in the same quarter last year. This year's fiscal third quarter included the $2.2 million pretax benefit related to the favorable dispute resolution. Last year's fiscal third quarter included a net inventory provision of $1.5 million. Margins and costs were positively impacted by increased sales and the resultant efficiency gains in our manufacturing processes at our vertically integrated world class manufacturing facility located in the People's Republic of China ("PRC"). We continue to invest in new product engineering, design and development, primarily focusing on digital technologies and products. We incurred approximately $2.2 million, or 6.0% of net sales, in product development costs in this year's fiscal third quarter as compared to $1.8 million, or 6.8% of net sales, last year.

"Selling expenses for the third quarter of fiscal 2003 were $1.9 million, or 5.2% of net sales. This compared to $1.4 million, or 5.4% of net sales, for the third quarter last year. The increase in absolute dollars was primarily due to additional sales and marketing personnel, higher variable costs including freight and handling costs, and royalties related to the Polaroid brand licenses, all of which are attributable to the Company's sales growth. "

"General and administrative ("G&A") expenses for the third quarter of fiscal 2003 were $5.4 million, or 14.8% of net sales. This compared to $4.1 million, or 15.4% of net sales, for the third quarter last year. The increase in G&A expenses was primarily due to additional staffing, non-reimbursed legal expenses associated with defending the Company's class action litigation and certain intellectual property-related legal costs, insurance costs and additional costs associated with the Company's growth. Last year's G&A expenses included a $0.3 million bad debt recovery," said Mr. Lampert.

There was no non-cash variable stock option expense for the third quarter of this fiscal year in comparison to a $1.2 million expense for the same quarter last year. Last year's third quarter included a $1.2 million recovery of operating expenses associated with a previously disclosed employee defalcation.

Interest expense for the third quarter of fiscal 2003 was $0.2 million compared to $0.6 million in the same quarter last year. The decrease of $0.4 million was attributable to the repurchase in August 2002 of our $15 million, 11% Senior Notes.

Other (income), net was $(0.5) million for the third quarter of fiscal 2003, versus $(0.3) million for the third quarter last year. The increase is primarily related to foreign exchange gains.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 29, 2003
May 9, 2003
Page 3


Nine Month Comparison

For the nine months ended March 29, 2003 ("Fiscal 2003 YTD"), net sales were $128.3 million, a 30% increase over the same period last year, and net income was $4.7 million, or $0.16 per diluted share. For the nine months ended March 30, 2002 ("Fiscal 2002 YTD"), net sales were $98.6 million and the net loss was $(6.2) million, or $(0.23) per share.

RSD sales for Fiscal 2003 YTD were $97.8 million, an increase of $28.7 million, or 41.7%, and accounted for 76% of total sales. This growth was in large part due to new digital camera sales, Polaroid branded single use and traditional cameras, new accounts and organic growth from existing accounts due to sell through and new product introductions. DMS sales were $30.5 million, an increase of $1.0 million, or 3.1%, and accounted for 24% of total sales. The increase was due in part to digital camera sales to a Fuji Photo Film Co., Ltd. subsidiary, Legend Group Limited in the PRC and Visioneer, Inc., sales of a new single use camera being manufactured for Kodak under a new supply agreement entered into in September 2002 and other sales to existing customers, partially offset by the previously disclosed expiration of certain DMS contracts.

Gross profit for Fiscal 2003 YTD was $25.6 million, or 19.9% of net sales, versus $14.9 million, or 15.1% of net sales in Fiscal 2002 YTD. This year included the $2.2 million pretax benefit related to the favorable dispute resolution partially offset by $0.8 million of additional air freight costs due to the West Coast dock worker labor dispute, while last year included $3.3 million of net inventory provisions. Fiscal 2003 YTD gross profit margins were positively impacted by increased sales, efficiency gains and positive labor and overhead absorption in manufacturing. Product development expenses were $6.1 million, or 4.8% of net sales, for Fiscal 2003 YTD versus $5.8 million, or 5.9%, of net sales last year.

Selling expenses for Fiscal 2003 YTD were $5.9 million, or 4.6% of net sales. Last year, selling expenses were $4.6 million, or 4.7% of net sales. The increase was primarily due to additional sales and marketing personnel, higher freight and handling costs, and royalties related to the Polaroid brand licenses, all of which are attributable to the Company's year over year sales growth.

General and administrative expenses for Fiscal 2003 YTD were $14.9 million, or 11.6% of net sales. This compared to $16.3 million, or 16.5% of net sales last year. Fiscal 2002 YTD G&A expenses included a $1.6 million accounts receivable provision due to the Polaroid bankruptcy, a $1.1 million charitable contribution for victims of the September 11, 2001 terrorist attack, and a net $0.7 million provision due to the Kmart bankruptcy. Fiscal 2003 YTD G&A expenses included a $0.5 million reduction in expense due to a payment from Polaroid in settlement of Concord's outstanding Polaroid claims related to the Polaroid bankruptcy filing. The remaining elements of G&A expenses increased year over year by approximately $2.5 million primarily due to additional staffing, professional and insurance costs, and other costs associated with the Company's growth.

Interest expense for Fiscal 2003 YTD was $1.0 million, versus $1.9 million last year, a decrease of $0.9 million. The decrease relates to the repurchase of the Senior Notes described herein.

Other (income), net was $(1.4) million for Fiscal 2003 YTD as compared to $(2.7) million in Fiscal 2002 YTD. Last year included $1.2 million of income from an arbitration award and also included higher investment income.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 29, 2003
May 9, 2003
Page 4


Working Capital

Working capital was $115.4 million at March 29, 2003, $115.2 million at December 28, 2002 and $128.4 million at June 29, 2002. Working capital has declined $13.0 million since the beginning of the fiscal year. Cash and investments decreased by $20.2 million from $103.9 million at June 29, 2002 to $83.7 million at December 28, 2002 as a result of the repurchase of the $15 million Senior Notes, pre-paying $4 million in conjunction with the Polaroid brand license agreements and incurring $3.9 million of fixed asset expenditures. Cash and investments during the third quarter increased by $0.7 million. Accounts receivable, net decreased by $10.0 million during the third quarter and has decreased by $3.6 million from the beginning of the year. Inventory increased from $22.5 million to $34.4 million during the first three quarters of fiscal 2003, but remained relatively unchanged from the end of the second quarter of fiscal 2003.

Concord's Balance Sheet Remains Strong

Mr. Lampert continued, "Concord ended the third quarter with working capital of $115.4 million, no long-term debt, and cash and investments on hand of $83.7 million. We also had total stockholders' equity of $154.6 million, or approximately $5.54 per share, as of March 29, 2003. We remain convinced that if we adhere to our fundamental strategies of engineering, developing, designing and manufacturing high quality products at low cost and introducing new products to our RSD and DMS customers, our business will progress. We continue to invest in human resources, technologies, manufacturing facilities, capital equipment and product development to support growth and our transition to a leading image capture technology-based DMS and RSD business."

Commenting on the short-term outlook for the Company, Mr. Lampert continued, "Providing long-term future guidance continues to be challenging. The economy remains difficult to forecast particularly in light of mixed economic indicators and disruptive world events. Historically, the Company's fourth quarter has been relatively strong. Currently, for the fourth quarter of fiscal 2003, we anticipate revenues in the approximate range of $50 to $55 million and net income in the approximate range of $0.9 to $1.8 million, or $0.03 to $0.06 per share, before any non-cash variable stock option expense."

Potential New Products and Relationships

If the Company's development efforts are successfully concluded, the Company anticipates introducing a number of new digital, single use and traditional cameras to potential new and existing DMS and RSD customers during the remainder of this fiscal year and the first part of next fiscal year.

Corporate Governance and Enhanced Reporting

Concord has endorsed and will fully comply with the requirements of NASDAQ, the Sarbanes-Oxley Act and the new SEC rules related to corporate governance, accounting and reporting.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 29, 2003
May 9, 2003
Page 5


Investor Conference Call

Ira B. Lampert, Chairman, Chief Executive Officer and President, will host a conference call today, Friday, May 9, 2003 at 11:30 A.M. Eastern Daylight Time, to discuss fiscal 2003 third quarter and nine month results. To participate in the live conference call with management, please call (973) 582-2866 five to ten minutes prior to the start time. The conference call will also be broadcast live over the Internet via the WEBCAST section on the home page of Concord's web site
- www.concord-camera.com. To listen to the live call, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen to the call live, the conference call will be archived and can be accessed for approximately five business days.


About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System
(APS), and 35mm format cameras and 35mm, APS, and instant format single use cameras. Concord markets its cameras under the trademarks POLAROID(R), CONCORD(R), KEYSTONE(R), CONCORD EYE Q(R), LE CLIC(R), GOLDLINE(R), APEX(R), and ARGUS(R). Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid.


Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Concord Camera Corp. Announces Results For
Third Quarter and Nine Months Ended March 29, 2003
May 9, 2003
Page 6

Concord Camera Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)


                                                               March 29,     December 28,     June 29,
                                                                2003             2002           2002
                                                              -----------    ----------      ----------
                                                              (Unaudited)    (Unaudited)
                         Assets
Current  Assets:

   Cash and cash equivalents                                 $  33,816       $  83,028       $ 103,868

   Short-term investments                                       49,906               -               -

   Accounts receivable, net                                     19,352          29,339          22,984

   Inventories                                                  34,355          34,340          22,485

   Prepaid expenses and other current assets                     3,948           4,422           4,194
                                                             ---------       ---------       ---------

         Total current assets                                  141,377         151,129         153,531


Property, plant and equipment, net                              20,779          20,732          20,985

Goodwill, net                                                    3,721           3,721           3,721

Other assets                                                    25,313          24,580          19,839
                                                             ---------       ---------       ---------

Total assets                                                 $ 191,190       $ 200,162       $ 198,076
                                                             =========       =========       =========

           Liabilities and Stockholders' Equity

Current Liabilities:

   Accounts payable                                          $  15,398       $  18,301       $  12,502

   Accrued expenses                                              8,885          15,371          12,013

   Other current liabilities                                     1,664           2,220             634
                                                             ---------       ---------       ---------

       Total current liabilities                                25,947          35,892          25,149

Senior notes                                                         -               -          14,934

Other long-term liabilities                                     10,679          10,943           8,837
                                                             ---------       ---------       ---------


Total liabilities                                               36,626          46,835          48,920

Commitments and contingencies
Stockholders' Equity:
   Blank check preferred stock, no par value
   1,000 shares authorized, none issued                              -               -               -
   Common stock, no par value 100,000 shares
   authorized, 29,458, 29,457 and 29,029 shares issued as
   of March 29, 2003, December 28 and June 29, 2002,
   respectively                                                141,092         141,089         140,547

Paid-in capital                                                  4,507           4,507           4,412

Deferred stock-based compensation                                 (232)           (275)           (332)

Retained earnings                                               13,400          12,143           8,667

Notes receivable arising from common stock purchase
agreements                                                           -               -              (1)

Accumulated other comprehensive loss                               (66)              -               -
                                                             ---------       ---------       ---------
                                                               158,701         157,464         153,293

Less: treasury stock, at cost; 1,543 shares                     (4,137)         (4,137)         (4,137)
                                                             ---------       ---------       ---------

Total stockholders' equity                                     154,564         153,327         149,156
                                                             ---------       ---------       ---------

Total liabilities and stockholders' equity                   $ 191,190       $ 200,162       $ 198,076
                                                             =========       =========       =========

  Concord Camera Corp. Announces Results For
  Third Quarter and Nine Months Ended March 29, 2003
  May 9, 2003
  Page 7

 Concord Camera Corp. and Subsidiaries

 Condensed Consolidated Statements of Operations
 (In Thousands except per share data)


                                                                                  (Unaudited)
                                                                For the quarter ended     For the nine months ended
                                                               -----------------------    -------------------------
                                                                March 29,    March 30,      March 29,    March 30
                                                                  2003         2002           2003         2002
                                                               ---------     ---------     ---------     ---------
Net sales                                                      $  36,246     $  26,422     $ 128,268     $  98,574

Cost of products sold                                             27,854        24,615       102,686        83,696
                                                               ---------     ---------     ---------     ---------


Gross profit                                                       8,392         1,807        25,582        14,878


Selling expenses                                                   1,886         1,432         5,896         4,586

General and administrative expenses                                5,367         4,071        14,914        16,252

(Recovery) of operating expenses, net                                  -        (1,150)            -        (1,150)

Variable stock-based compensation expenses                             -         1,169             -         2,825

Interest expense                                                     206           570         1,030         1,864

Other (income), net                                                 (464)         (320)       (1,429)       (2,682)
                                                               ---------     ---------     ---------     ---------

Income (loss) before income taxes                                  1,397        (3,965)        5,171        (6,817)

Provision (benefit) for income taxes                                 140          (617)          438          (646)
                                                               ---------     ---------     ---------     ---------


Net income (loss)                                              $   1,257     $  (3,348)    $   4,733     $  (6,171)
                                                               =========     =========     =========     =========



Basic earnings (loss) per common share                         $    0.05     $   (0.12)    $    0.17     $   (0.23)
                                                               =========     =========     =========     =========

Diluted earnings (loss) per common share                       $    0.04     $   (0.12)    $    0.16     $   (0.23)
                                                               =========     =========     =========     =========


Weighted average common shares outstanding-basic                  27,915        27,442        27,858        27,425


Dilutive effect of common stock options                            1,627             -         1,561             -
                                                               ---------     ---------     ---------     ---------


Weighted average common shares outstanding-diluted                29,542        27,442        29,419        27,425
                                                               =========     =========     =========     =========

